Benjamin Titz, Joseph Grudzinski, Emmaline Stilp, Christine Jaskowiak, Stephanie Rice, Jamey Weichert, John Kuo

NIH/NCI: 1 R01 CA158800 (PI: Hall/ Weichert ) UW ICTR from NIH/NCATS: UL1TR000427 (PI: Hall) UW Carbone Cancer Center from NIH/NCI: P30CA014520 (PI: Hall) Lance Hall -- No financial COI Physician sponsor of IND for 124 I - CLR1404 Jamey Weichert – inventor of CLR1404 and founding member of Cellectar Biosciences, Inc Benjamin Titz & Joseph Grudzinski – employees of Cellectar Biosciences, Inc

Incomplete delineation of tumor infiltration Affects surgical resection & XRT planning & survival Non - specificity for tumor vs necrosis or edema Biopsy site planning & resection of eloquent brain Differentiating tumor recurrence from pseudoprogression (PP) Huge problem w/ Temozolomide & newer agents Predict tumor response to Tx Prospective response & individual tumor dosimetry

Phospholipid ether (PLE) analog Enters malignant cells via membrane lipid rafts Over expressed in malignant cells (6 – 10x) Tumor specific uptake & prolonged retention in >50 preclinical models Including gliomas Isoteric iodine substitution 124 I - for molecular/PET imaging 131 I - for therapy Optical imaging agents also being developed “ Diapeutic ”

Diapeutic Phospholipid Ether Analogs 131 I - CLR1404 radioactive therapeutic + Cancer stem cell 124 I - CLR1404 radioactive diagnostic+ Cancer stem cell 127 I - CLR1404 non - radioactive therapeutic CLR1501 fluorescent diagnostic CLR1502 fluorescent diagnostic (Near IR) Complete safety pharmacology & toxicology package Phase 1b Phase 1 - 2 Preclinical stage Preclinical stage Preclinical stage Diapeutic moiety Targeting

Pancreas Adrenal Prostate Prostate Colon (3) Prostate Bladder COLON TN Breast Pancreas Prostate Breast Colon Brain Brain Saracoma Primary+Mets in 55/57 xenograft and spontaneous models Human Colorectal Lung Met

Describe first successful use of 124 I - CLR1404 in humans with brain tumors Avidity in brain tumors SUV and Tumor to Background Ratios Compare PET and MRI Tumor volumes Concordant and d iscordant tumor regions

16 pts with brain tumors 1 new dx (WHO Gr IV) 11 previously tx’d gliomas (WHO Gr II – IV) 3 previously tx’d metastases 1 previously tx’d medulloblastoma 2 or 5 mCi (74 or 185 MBq ) 124 I - CLR1404 iv PET/CT at 6 - , 24 - , and 48 - hours after injection 2D, list - mode, 90 minutes per scan Qualitative review of PET tumor uptake & MRI signal PET & MRI tumor volumes and SUVs and tumor - background ratios (T:B) Amira segmentation to define tumor volumes “mirror - image” tumor ROI placed in contralateral normal hemisphere 14 pts followed to surgery or w/ serial MRI ≥ 6 months

No uptake in normal brain Uptake in major vascular structures Not in all areas of breakdown of BBB 12/16 pts had avid tumor uptake 4 pts w/ recurrence vs PP had no uptake Tumor uptake typically increases over time Both areas of concordant & discordant PET uptake and MRI enhancement

Contrast MRI 124I - NM404 PET FDG - PET Brain met clearly seen on NM404 PET Brain met not seen on FDG PET

124 I - CLR1404 successfully images primary and metastatic brain tumors in humans PET tumor volumes larger than MRI + Gad There is significant tumor to background uptake and prolonged retention Additional functional tumor info provided Potential for use as its own biomarker for targeted molecular radiotherapy